EXHIBIT 99.1

Community West Bancshares Earns $2.1 Million in Second Quarter

GOLETA, Calif., July 25, 2013 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income increased to $2.1 million in the second quarter of 2013 (2Q13) compared to $1.1 million in the first quarter of 2013 (1Q13) and a net loss of $591,000 in the second quarter a year ago (2Q12). In the first six months of the year, Community West earned $3.2 million compared to $228,000 in the first six months of 2012.

"We were profitable for the fourth consecutive quarter and have made progress with operating efficiencies while keeping a strong net interest margin," stated Martin E. Plourd, President and Chief Executive Officer. "Credit quality metrics have stabilized, with total nonaccrual loans at just over half the levels that they were as of March 31, 2012, and our capital ratios continue to strengthen. As we look forward, we continue to focus on growing the Bank operations and increasing our lending outreach in the communities we serve."

2Q13 Financial Highlights

  Net income of $2.1 million.
  Earnings of $0.23 per diluted share.
  Net interest margin continued to be strong and was 4.81% in 2Q13, compared to 4.78% in both 1Q13 and 2Q12.
  Nonaccrual loans were $20.7 million at June 30, 2013, compared to $19.7 million at March 31, 2013 and $32.8 million at June 30, 2012.
  Net real estate owned (REO) and repossessed assets, after subtracting the USDA/SBA guarantees, totaled $1.5 million at June 30, 2013, compared to $1.9 million at March 31, 2013 and $2.1 million at June 30, 2012.
  The total allowance for loan losses equaled 3.14% of total loans held for investment at June 30, 2013, compared to 3.54% at March 31, 2013 and 3.59% a year ago.
  Community West Bank's capital ratios continue to strengthen - Total risk-based capital ratio was 16.10% and Tier 1 leverage ratio was 11.65% at June 30, 2013, an increase compared to a Total risk-based capital ratio of 15.63% and Tier 1 leverage ratio of 11.34% at March 31, 2013. The Bank's regulatory agreement requires that ratios of 12% and 9%, respectively, be maintained.

Including $262,000 of dividends and accretion on preferred stock, the net income available to common stockholders was $1.9 million, or $0.23 per diluted share, in 2Q13 compared to net income available to common stockholders of $827,000, or $0.11 per diluted share, in 1Q13 and a net loss to common stockholders of $859,000, or $0.14 per diluted share, in 2Q12. Book value per common share was $5.98 at June 30, 2013, compared to $6.41 at March 31, 2013 and $5.87 at June 30, 2012. The decrease was attributable to the increased outstanding shares from Debenture conversions.

Credit Quality

"Community West's key credit quality metrics have improved over the last year, including further progress during the current quarter, while our reserve levels remain substantial," said Plourd. As a result of substantial reserves already in place representing 3.14% of total loans outstanding, as well as declining net charge-offs, Community West released $1.1 million in reserves during the second quarter of 2013 due to improved historical experience. This compares to $196,000 released in 1Q13 and a $1.9 million increase in the reserve recorded in 2Q12.

The allowance for loan losses totaled $12.5 million at June 30, 2013, equal to 3.14% of total loans held for investment, compared to 3.54% at March 31, 2013 and 3.59% a year ago.

Nonaccrual loans totaled $20.7 million, or 4.48% of total loans at June 30, 2013 compared to $19.7 million, or 4.32% of total loans, at March 31, 2013, and $32.8 million, or 6.66% of total loans, a year ago. The modest increase in nonaccrual loans compared to the preceding quarter end was primarily due to one loan relationship for $2.6 million placed on nonaccrual status near quarter end even though it was current on all payments and believed to be fully secured as of June 30, 2013.

Of the $20.7 million in nonaccrual loans, $11.7 million (56.8%) were commercial real estate loans, $5.8 million (28.1%) were manufactured housing loans, $1.8 million (8.6%) were SBA loans, $565,000 (2.7%) were commercial loans, $557,000 (2.7%) were other installment loans and $226,000 (1.1%) were home equity line of credit loans.

REO and repossessed assets stood at $4.1 million at June 30, 2013 compared to $4.4 million three months earlier and $2.3 million a year earlier.  This amount consists of $3.6 million in REO and $500,000 from repossessed manufactured housing loans. REO consists of three properties for which $2.6 million is guaranteed by the SBA/USDA. Nonaccrual loans plus REO and repossessed assets, net of SBA/USDA guarantees, totaled $22.1 million, or 4.1% of total assets, at June 30, 2013 compared to $21.6 million, or 4.1% of total assets, three months earlier and $34.9 million, or 6.1% of total assets, a year ago.

Net charge-offs continued to improve and totaled $410,000 in 2Q13 compared to net charge-offs of $318,000 in 1Q13 and net charge-offs of $1.2 million in 2Q12.

Income Statement

Community West's second quarter net interest income was $5.9 million compared to $5.8 million in 1Q13 and $6.6 million in 2Q12. The second quarter net interest margin improved three basis points to 4.81%, compared to 4.78% in both 1Q13 and in 2Q12. In the first six months of the year, the net interest margin was 4.79% compared to 4.63% in the first six months of 2012.

Non-interest income was $802,000 in 2Q13 compared to $767,000 in 1Q13 and $513,000 in 2Q12. In the first six months of 2013 non-interest income was $1.6 million compared to $2.4 million in the first six months of 2012, which included a $1.2 million gain on sale of loans.

Second quarter operating or non-interest expenses improved to $5.6 million compared to $5.7 million in 1Q13 and $5.8 million in 2Q12.  Year-to-date non-interest expenses were $11.3 million compared to $11.4 million in the first six months of 2012. Salaries and employee benefits increased due to the additions to staff, primarily lenders and credit administration, and the 2013 payroll tax increase.

Balance Sheet

"While net loan growth has been flat in recent quarters, we are encouraged by new loan originations in the pipeline. We expect to see moderate loan growth in the second half of 2013," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer.

Net loans were $448.4 million at June 30, 2013 compared to $442.4 million at March 31, 2013 and $477.2 million a year ago. Commercial real estate loans outstanding were down 4.4% from year ago levels to $138.4 million at June 30, 2013 and comprise 30.0% of the total loan portfolio. Manufactured housing loans were down 6.0% from year ago levels to $172.4 million and represent 37.4% of total loans. SBA loans decreased 13.6% from a year ago to $78.6 million and represent 17.1% of the total loan portfolio and commercial loans increased 13.9% from year ago levels to $42.7 million and represent 9.3% of the total loan portfolio.

"While total deposits were flat during the quarter, non-interest-bearing deposit accounts increased 8.6% compared to the prior quarter end. We continue to change the deposit mix by focusing on growing low cost deposits and letting higher cost interest-bearing certificates of deposit run off," said Baltuskonis.

Non-interest-bearing deposit accounts increased 8.6% to $53.1 million at June 30, 2013 compared to $48.9 million three months earlier. Non-interest-bearing deposits were $51.3 million a year ago. Interest-bearing deposit accounts decreased to $257.8 million at the end of June, compared to $264.0 million at March 31, 2013 and $280.6 million a year ago. Total deposits were $434.9 million at June 30, 2013 compared to $434.0 million at March 31, 2013 and $478.3 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $356.7 million at June 30, 2013 compared to $359.2 million at March 31, 2013, and $380.8 million a year ago.

Total assets were $536.1 million at June 30, 2013 compared to $533.1 million at March 31, 2013, and $573.0 million a year ago. Stockholders' equity improved to $62.1 million at June 30, 2013, compared to $54.1 million at March 31, 2012 and $50.4 million at June 30, 2012. Book value per common share was $5.98 at June 30, 2013, compared to $6.41 at March 31, 2013 and $5.87 at June 30, 2012.

Convertible Subordinated Debentures

On August 9, 2010, the Company completed an offering of $8,085,000 convertible subordinated debentures (Debentures). The Debentures pay interest at 9% until conversion, redemption or maturity and will mature on August 9, 2020. The Debentures may be redeemed by the Company after January 1, 2014. Prior to maturity or redemption, the Debentures were convertible into common stock at the election of the holder at $3.50 per share if converted on or prior to July 1, 2013 and, subsequently, at $4.50 per share between July 2, 2013 and July 1, 2016 and $6.00 per share from July 2, 2016 until maturity or redemption.

On or before June 30, 2013, $6,418,000 of the Debentures was converted into common stock, leaving a Debenture balance of $1,667,000 as of June 30, 2013. Common shares outstanding were 7,800,155 as of June 30, 2013.

On July 1, 2013, an additional $222,000 of the Debentures was converted into common stock, leaving a Debenture balance of $1,445,000 as of July 1, 2013. Common shares outstanding were 7,864,385 as of July 25, 2013.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

The Company is prohibited from paying dividends on its common or preferred stock without the prior approval of the Federal Reserve Board (FRB). The FRB denied the paying of the $195,000 dividend payments on the preferred shares that were due on May 15, 2012, August 15, 2012, November 15, 2012, February 15, 2013 and May 15, 2013. Such amounts continue to be accrued as incurred and deducted from capital.

On December 11, 2012, the U.S. Treasury sold its shares of the Company's perpetual preferred stock in a non-public offering as part of a modified Dutch auction. The Treasury also sold at auction on June 6, 2013 its warrant to purchase up to 521,158 shares of the Company's common stock at $4.49 per share.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Interest income
Loans, including fees	$ 6,850	$ 6,794	$ 7,830	$ 13,644	$ 15,912
Investment securities and other	175	170	204	345	443
Total interest income	7,025	6,964	8,034	13,989	16,355
Interest expense
Deposits	760	759	1,052	1,519	2,317
Other borrowings and convertible debt	401	407	425	808	953
Total interest expense	1,161	1,166	1,477	2,327	3,270
Net interest income	5,864	5,798	6,557	11,662	13,085
Provision for credit losses	(1,084)	(196)	1,900	(1,280)	3,883
Net interest income after provision for credit losses	6,948	5,994	4,657	12,942	9,202
Non-interest income
Other loan fees	385	230	295	615	545
Gains from loan sales, net	111	161	58	272	1,155
Document processing fees	145	110	82	255	174
Service Charges	85	85	109	170	229
Loan servicing, net	24	75	(76)	99	75
Other	52	106	45	158	223
Total non-interest income	802	767	513	1,569	2,401
Non-interest expenses
Salaries and employee benefits	3,371	3,514	2,742	6,885	5,627
Occupancy expense, net	458	455	419	913	914
Loan servicing and collection	347	253	422	600	891
Professional services	290	315	296	605	621
FDIC assessment	261	265	309	526	735
Advertising and marketing	187	93	102	280	159
Depreciation	74	74	76	148	153
Net loss on sales/write-downs of foreclosed real estate and repossessed assets	22	84	371	106	780
Data processing	125	150	145	275	280
Other	489	469	879	958	1,215
Total non-interest expenses	5,624	5,672	5,761	11,296	11,375
Income (loss) before provision for income taxes	2,126	1,089	(591)	3,215	228
Income tax expense	--	--	--	--	--
Net Income (loss)	$ 2,126	$ 1,089	$ (591)	$ 3,215	$ 228
Dividends and accretion on preferred stock	262	262	268	524	530
Net income (loss) available to common stockholders	$ 1,864	$ 827	$ (859)	$ 2,691	$ (302)
Earnings (loss) per common share:
Basic	$ 0.30	$ 0.14	$ (0.14)	$ 0.44	$ (0.05)
Diluted	$ 0.23	$ 0.11	$ (0.14)	$ 0.35	$ (0.05)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	June 30,	December 31,
	2013	2013	2012	2012

Cash and cash equivalents	$ 34,072	$ 35,689	$ 28,438	$ 27,891
Time and interest-earning deposits in other financial institutions	3,311	3,537	4,187	3,653
Investment securities	25,671	23,902	29,474	24,040
Loans:
Commercial	42,658	40,311	37,464	37,266
Commercial real estate	138,393	132,009	144,799	126,676
SBA	78,648	80,123	91,036	85,957
Manufactured housing	172,365	174,923	183,343	177,391
Single family real estate	9,873	9,096	11,469	9,945
HELOC	17,036	17,318	20,490	17,852
Consumer	195	194	310	232
Mortgage loans held for sale	1,526	2,312	3,593	8,223
Deferred fees	112	70	160	123
Total loans	460,806	456,356	492,664	463,665

Loans, net
Held for sale	64,133	61,753	62,070	68,694
Held for investment	396,673	394,603	430,594	394,971
Less: Allowance	(12,456)	(13,950)	(15,446)	(14,464)
Net held for investment	384,217	380,653	415,148	380,507
NET LOANS	448,350	442,406	477,218	449,201

Other assets	24,694	27,589	33,696	27,316

TOTAL ASSETS	$ 536,098	$ 533,123	$ 573,013	$ 532,101

Deposits
Non-interest-bearing demand	$ 53,124	$ 48,920	$ 51,296	$ 53,605
Interest-bearing demand	257,785	264,044	280,639	269,466
Savings	16,273	16,621	16,128	16,351
CDs over 100K	94,397	90,708	113,407	80,710
CDs under 100K	13,292	13,726	16,841	14,088
Total deposits	434,871	434,019	478,311	434,220
Other borrowings	35,667	41,735	41,852	41,852
Other liabilities	3,474	3,299	2,472	2,980
TOTAL LIABILITIES	474,012	479,053	522,635	479,052

Stockholders' equity	62,086	54,070	50,378	53,049

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 536,098	$ 533,123	$ 573,013	$ 532,101

Shares outstanding	7,800	6,033	5,990	5,995

Book value per common share	$ 5.98	$ 6.41	$ 5.87	$ 6.29

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012	Jun. 30, 2013	Jun. 30, 2012
Return on average common equity	21.15%	11.46%	-6.71%	16.57%	1.28%
Return on average assets	1.60%	0.83%	-0.41%	1.22%	0.08%
Efficiency ratio	84.37%	86.40%	81.49%	85.38%	73.45%
Net interest margin	4.81%	4.78%	4.78%	4.79%	4.63%

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012	Jun. 30, 2013	Jun. 30, 2012
Average assets	$ 530,607	$ 524,572	$ 583,443	$ 527,694	$ 607,487
Average earning assets	489,278	492,304	551,239	490,868	568,831
Average total loans	456,783	460,741	509,505	458,751	525,144
Average deposits	430,770	426,367	489,035	428,600	500,326
Average equity (including preferred stock)	55,632	53,363	50,360	54,170	50,785
Average common equity (excluding preferred stock)	40,201	37,998	35,220	38,805	35,667

EQUITY ANALYSIS	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012
Total equity	$ 62,086	$ 54,070	$ 50,378
Less: senior preferred stock	15,475	15,408	15,214
Total common equity	$ 46,611	$ 38,662	$ 35,164

Common stock outstanding	7,800	6,033	5,990
Book value per common share	$ 5.98	$ 6.41	$5.87

ASSET QUALITY	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012
Nonaccrual loans	$ 20,660	$ 19,707	$ 32,790
Nonaccrual loans/total loans	4.48%	4.32%	6.66%
REO and repossessed assets	$ 4,100	$ 4,389	$ 2,292
Less: SBA/USDA-guaranteed amounts	2,640	2,481	$ 230

Net REO and repossessed assets	$ 1,460	$ 1,908	$ 2,062
Nonaccrual loans plus net REO	22,120	21,615	$ 34,852
Nonaccrual loans plus net REO/total assets	4.13%	4.05%	6.08%
Net loan charge-offs in the quarter	$ 410	$ 318	$ 1,159
Net charge-offs in the quarter/total loans	0.09%	0.07%	0.24%

Allowance for loan losses	$ 12,456	$ 13,950	$ 15,446
Plus: Reserve for undisbursed loan commitments	76	90	181
Total allowance for credit losses	$ 12,532	$ 14,040	$ 15,627
Total allowance for loan losses/total loans held for investment	3.14%	3.54%	3.59%
Total allowance for loan losses/nonaccrual loans	60.29%	70.79%	47.11%

Community West Bancshares
Tier 1 leverage ratio	11.71%	10.29%	8.62%
Tier 1 risk-based capital ratio	15.00%	13.12%	11.24%
Total risk-based capital ratio	16.68%	16.27%	14.27%

Community West Bank
Tier 1 leverage ratio	11.65%	11.34%	9.38%
Tier 1 risk-based capital ratio	14.83%	14.35%	12.13%
Total risk-based capital ratio	16.10%	15.63%	13.41%

INTEREST SPREAD ANALYSIS	Jun. 30, 2013	Mar. 31, 2013	Jun. 30, 2012
Yield on interest-bearing deposits	0.80%	0.82%	0.97%
Yield on total loans	6.01%	5.98%	6.18%
Yield on investments	2.40%	2.44%	2.25%
Yield on earning assets	5.76%	5.74%	5.86%

Cost of deposits	0.80%	0.72%	0.87%
Cost of FHLB advances	2.93%	2.92%	2.93%
Cost of interest-bearing liabilities	1.11%	1.14%	1.24%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com